Exhibit 99.1

Dear Shareholders,

As I write this first Shareholder Letter of the new fiscal year, the State of Maine is bracing itself for yet another wintry storm. The good thing about snow this time of the year is that we know it will be short-lived with better weather just around the corner. “Poor man’s fertilizer,” we used to call it back in my native Aroostook County.

I wish I could forecast a similar turnaround for the stormy economic conditions surrounding our industry these days. What with a flat interest-rate yield curve continuing to pressure the net interest margin and mixed reviews on local economic conditions, there appears to be no ‘quick fix’ on the horizon, with no more than modest growth to look forward to in the near term. All of this suggests a focus on basic ‘block and tackling’ activities within the Company. This will ensure the core of the franchise is strengthened in preparation for the inevitable opportunities that arise when such adverse conditions prevail.

During the quarter ended March 31, 2007, your Company reported net income per diluted share of $0.72, a 9.1% increase over the $0.66 per diluted share earned for the same period a year ago. Net income after taxes for the first quarter of 2007 was $4.8 million, a decrease of 3.1% compared to the quarter ended March 31, 2006. These results reflect the effect of the Company’s repurchase of nearly 11.7% of its outstanding shares in 2006, and the funding of that purchase through the issuance of trust preferred securities.

For the first quarter of 2007, the Company achieved a return on average equity of 18.01% and a return on average assets of 1.11% compared to 15.45% and 1.18%, respectively, for the quarterly period ended March 31, 2006.

Total assets of the Company at March 31, 2007 were $1.7 billion, which is flat compared to where the Company ended the first quarter of 2006. Loans, which at $1.2 billion represent the largest component of total assets, experienced similar flatness year-on-year. We believe that this is indicative of a paucity of higher quality financing opportunities coupled with keen competition for this limited supply. The latter combination may create conditions where underwriting practices are relaxed and pricing does not reflect the risk inherent in the overall relationship. Your Company has elected not to extend itself beyond the level of prudent risk it has been comfortable in accepting in the past, preferring instead to risk short-term negative loan growth in some of the loan categories that have on occasion proven problematic in a stressed economy.

The Company’s focus on loan quality is paying dividends as non-performing loans totaling $7.9 million, or 0.66% of total loans at March 31, 2007, declined from $8.6 million, or 0.71% of total loans at March 31, 2006. Net charge-offs of $160,000 during the first quarter of 2007 represent a very modest 0.01% of total loans, which is well below the industry average. The allowance for loan and lease losses to total loans of 1.24% at this recent quarter-end increased from the 1.21% posted at March 31, 2006. While pleased with these results, we remain vigilant and proactive in the early detection of problem credits, thus enabling our experienced team of collection associates to work collaboratively with our borrowers in getting them through their ‘rough patch.’

Total deposits of $1.2 billion at March 31, 2007 were relatively level with last year’s balances at the end of the first quarter. Encouraging, however, is the 7.61% increase in core deposits (total deposits excluding brokered certificates of deposit), to $1.0 billion, which is a direct result of the formation of a Deposit Group in 2006. This dedicated staff is charged with lessening the Company’s reliance on less predictable wholesale funding by increasing the level of lower-cost and ‘stickier’ core deposits. Aiding in this endeavor has been the successful introduction of our bundled deposit solution, the Customer Care Package, which features free worldwide ATM use, free checking with direct deposit, and free bill payment service with eStatements.

Given the earlier mentioned competitive pricing environment on the lending front, core deposit generation continues to be a prime mitigation strategy for the continued compression in the Company’s net interest margin, which at March 31, 2007 was 3.07% compared to 3.63% at March 31, 2006.

Also assisting in offsetting the shrinking net interest margin during the first quarter of this year was our growth in non-interest income, which at $3.0 million improved 9.5% over the same period a year ago. Primary contributors to this success were fiduciary services, brokerage and insurance sales, and debit card activities, with year-on-year revenue increases of 11.3%, 77.7% and 14.8%, respectively, during the first quarter.

Meanwhile, non-interest expenses for the first quarter of 2007 were flat versus the same period a year ago when netting out the effect of a $645,000 charge to earnings in 2006 resulting from the Steamship Navigation et al litigation involving Camden National Bank. We are being deliberate in managing our overhead expenses during these challenging times mindful as always of not sacrificing on the investments required to maintain our competitive advantage.

There were several notable developments that took place during this reporting period, including US Banker magazine’s annual ranking of top U.S. mid-tier banks (Assets: $1 – $10 billion), which listed Camden National Corporation as 28th with a three-year average return on equity of 17.12%. This is an improvement from 35th in 2005. For the fourth consecutive year, Camden National Bank was voted “Best of the Best” in a readers’ poll conducted throughout Knox County. Continuing with celebratory events, the Bank’s new downtown Rockland branch, located in the historic Spear Block, opened to rave reviews and an evening reception featuring more than 500 guests in attendance. This project preserves an important part of the City’s past and continues the Bank’s tradition of investing, and operating, in downtown settings.

Finally, the Board of Directors of the Company approved a dividend of $0.24 per share, payable on April 30, 2007 to shareholders of record on April 16, 2007. This represents a $0.02, or 9.1%, increase from that paid for the same period a year ago. Additionally, the stock price of Camden National Corporation (AMEX: CAC) ended the first quarter of 2007 at $43.40 per share, an increase of $5.00, or 13.0%, above the closing price at March 31, 2006.

The roller coaster effect forecasted in our 2006 Annual Report is very much in evidence to date in 2007. What gives me comfort is that we are well prepared for the ‘twists and turns’ that lie before us. We believe that we have a fortress-like balance sheet, a superb track record of operating discipline, and a workforce committed to providing service that’s second to none. We look forward to rewarding your continued loyalty and support.

Sincerely,

Robert W. Daigle

President and Chief Executive Officer

Consolidated Statements of Condition (unaudited)

	March 31,		December 31,
(In thousands, except number of shares & per share data)	2007	2006	2006
Assets
Cash and due from banks	$29,823	$36,292	$33,358
Federal funds sold	55	—	—
Securities available for sale, at market value	401,674	390,364	409,926
Securities held to maturity	33,920	25,996	34,167
Loans, less allowance for loan losses of $14,873, $14,639 and $14,933 at March 31, 2007 and 2006 and December 31, 2006, respectively	1,185,384	1,197,859	1,203,196

Premises and equipment, net	18,977	15,586	17,595
Other real estate owned	—	349	125
Goodwill	3,991	3,991	3,991
Other assets	66,938	66,190	67,528

Total assets	$1,740,762	$1,736,627	$1,769,886

Liabilities
Deposits:
Demand	$139,553	$129,207	$146,458
NOW	123,637	115,193	125,809
Money market	283,451	244,652	261,585
Savings	90,217	97,921	96,661
Certificates of deposit	552,506	617,293	555,288

Total deposits	1,189,364	1,204,266	1,185,801
Borrowings from Federal Home Loan Bank	306,087	330,320	340,499
Other borrowed funds	80,806	55,173	60,782
Junior subordinated debentures	36,083	—	36,083
Due to broker	—	—	24,354
Accrued interest and other liabilities	16,159	15,375	15,315

Total liabilities	1,628,499	1,605,134	1,662,834

Shareholders’ Equity
Common stock, no par value; authorized 20,000,000 shares, issued and outstanding 6,624,636, 7,519,759 and 6,616,780 shares on March 31, 2007 and 2006 and December 31, 2006, respectively	2,478	2,450	2,450
Surplus	2,535	3,806	2,584
Retained earnings	109,385	129,536	105,959
Accumulated other comprehensive loss
Net unrealized losses on securities available for sale, net of tax	(1,158)	(4,099)	(2,985)
Net unrealized losses on derivative instruments marked to market, net of tax	(188)	(200)	(198)
Adjustment for unfunded post-retirement plans, net of tax	(789)	—	(758)

Total accumulated other comprehensive loss	(2,135)	(4,299)	(3,941)

Total shareholders’ equity	112,263	131,493	107,052

Total liabilities and shareholders’ equity	$1,740,762	$1,736,627	$1,769,886

Consolidated Statements of Income (unaudited)

	Three Months Ended March 31,
(In thousands, except number of shares & per share data)	2007	2006
Interest Income
Interest and fees on loans	$21,499	$20,683
Interest on securities	5,163	4,422
Other interest income	327	291

Total interest income	26,989	25,396

Interest Expense
Interest on deposits	9,470	7,492
Interest on other borrowings	4,490	3,702
Interest on junior subordinated debentures	587	—

Total interest expense	14,547	11,194

Net interest income	12,442	14,202

Provision for Loan and Lease Losses	100	552

Net interest income after provision for loan and lease losses	12,342	13,650

Non-interest Income
Service charges on deposit accounts	845	795
Other service charges and fees	427	474
Income from fiduciary services	1,199	1,077
Life insurance earnings	188	200
Other income	385	233

Total non-interest income	3,044	2,779

Non-interest Expenses
Salaries and employee benefits	4,646	4,736
Premises and fixed assets	1,232	1,188
Amortization of core deposit intangible	214	221
Other expenses	2,473	3,067

Total non-interest expenses	8,565	9,212

Income before income taxes	6,821	7,217
Income Taxes	2,039	2,280

Net Income	$4,782	$4,937

Per Share Data

Basic earnings per share	$0.72	$0.66

Diluted earnings per share	0.72	0.66

Cash dividends per share	$0.24	$0.22

Weighted average number of shares outstanding	6,621,407	7,523,982

Tangible book value per share (1)	$16.20	$16.71

(1)	Computed by dividing total shareholders’ equity less goodwill and core deposit intangible by the number of common shares outstanding.